Exhibit 99.1

Summary of Proposed Edwardsport IGCC Project Cost Cap

March 10, 2011

Overview

On April 16, 2010, Duke Energy Indiana filed the latest cost estimate update for the Edwardsport IGCC power plant with the Indiana Utility Regulatory Commission (IURC)

•                  Estimated project costs of $2.88 billion (a cost increase of $530 million from previous approved cost of $2.35 billion)

•                  Increase primarily the result of increases to project scope and design evolution

On March 10, 2011, Duke Energy Indiana filed testimony with the IURC proposing a framework designed to mitigate the customer rate impacts associated with the estimated Edwardsport IGCC project

•                  Reduces overall customer rate increase related to the project from 19 percent to approximately 16 percent (from a base of 2009)

•                  Proposal is subject to the approval of the IURC

Key Components of the Proposal

•                  Proposal mitigates the customer rate increase (from a base of 2009) from an overall average 19 percent increase to 16 percent in 2013, the first full year after the plant is in service

•                  Customer rate mitigation

•                  Cap the level of the project’s construction costs to be passed on to customers at $2.72 billion (hard cap)

•                  Any costs expended above this amount would be disallowed from rate recovery

•                  Cap specifically excludes financing costs related to the project’s construction costs up to $2.72 billion, which are proposed to be passed on to customers

•                  Waiver of a previous commission-approved incentive related to deferred income taxes and capital structure — estimated annual pretax earnings and cash flow impact of approximately $25 million

•                  A reduction in depreciation expense charged to customers — estimated annual pretax cash flow impact of approximately $35 million (no earnings impact)

Project Status

•                  618 MW IGCC facility

•                  Expected in-service date of September 2012

•                  Total project is more than 80% complete (at February 28, 2011)

•                  Approximately $2.4 billion spent on project (at February 28, 2011) including financing costs

•                  Project has been awarded local, state and federal tax incentives totaling more than $460 million

Project Benefits

•                  Produce 10 times as much power as the existing plant at Edwardsport, yet with significantly less environmental emissions

•                  Become the first major new power plant built in Indiana in more than 20 years

•                  Generate marketable byproducts, such as sulfur and slag (benefits of byproduct sales to reduce customer bill impacts)

•                  Use less than one-tenth the amount of water per day compared to the current plant when it’s operating

•                  Replace the existing 60-plus-year-old power-generating units with state-of-the art efficiency

•                  Job creation, as this is one of the largest construction projects ever undertaken in Indiana

•                  Project expected to qualify for bonus tax depreciation extended and expanded as part of the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010

Current Procedural Schedule (docket 43114 IGCC-4S1)

•                  Phase I (Cost estimate increase, the need for the project and reasonableness of going forward with the project)

•	Intervenors file testimony	May 13, 2011
•	Duke files rebuttal testimony	June 10, 2011
•	Evidentiary hearing	August 22-26, 2011

•                  Phase II (Allegations of fraud, concealment and/or gross mismanagement)

•	Intervenors file testimony	April 15, 2011
•	Duke files testimony	June 17, 2011
•	Intervenors file rebuttal testimony	July 15, 2011
•	Evidentiary hearing	August 29-September 2, 2011

IGCC CWIP Rider Status

•                  IGCC-5 (docket 43114 IGCC-5)

•                 Filed on June 2, 2010

•                 CWIP balance of $1.4 billion

•                 Six-month revenue requirements of approximately $80 million

•                 Evidentiary Hearing currently scheduled for September 6, 2011

•                  IGCC-6 (docket 43114 IGCC-6)

•                 Filed on November 5, 2010

•                 CWIP balance of $1.8 billion

•                 Six-month revenue requirements of approximately $105 million

•                 Prehearing Conference and Preliminary Hearing currently scheduled for September 8, 2011